EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI CALLS FOR FULL REDEMPTION OF

SENIOR FLOATING RATE NOTES DUE 2010

SAN JOSE, CA (October 15, 2009) - Sanmina-SCI Corporation (NASDAQ GS: SANM) is calling today for redemption on November 16, 2009 all of its outstanding Senior Floating Rate Notes due 2010 (the “Notes”).  The aggregate principal amount of the Notes currently outstanding is $175.7 million.  The CUSIP number for the Notes being called for redemption is 800907 AL1.  Upon redemption, holders of the Notes will receive the principal amount of the Notes plus accrued and unpaid interest thereon up to but excluding the redemption date.

A Notice of Redemption is being mailed to all registered holders of the Notes.  Copies of the Notice of Redemption may be obtained from U.S. Bank National Association, the Paying Agent, by calling (800) 934-6802.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving leading segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, renewable energy and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina-sci.com.

Contact:  Paige Bombino, Investor Relations (408) 964-3610

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